UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2006
HARMONIC INC.
(Exact name of registrant as specified in its charter)
Commission file number: 0-25826

Delaware (State or other jurisdiction of incorporation or organization)	77-0201147 (I.R.S. Employer Identification Number)

549 Baltic Way Sunnyvale, California (Address of principal executive offices)	94089 (Zip Code)
Registrant’s telephone number, including area code:
(408) 542-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
On November 29, 2006, Harmonic Inc., a Delaware corporation (“Harmonic”), Edinburgh Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Harmonic, Entone Technologies, Inc., a Delaware corporation (“Entone”), Entone, Inc., a Delaware corporation and a wholly-owned subsidiary of Entone, Entone Technologies (HK) Limited, a company organized under the laws of Hong Kong and an indirect wholly-owned subsidiary of Entone, Jim Jones, as stockholders’ representative, and U.S. Bank, National Association, as escrow agent, entered into Amendment No. 1 (“Amendment No. 1”) to the Agreement and Plan of Merger which was executed by and among the parties on August 21, 2006 (the “Merger Agreement”), and filed with the Securities and Exchange Commission on August 25, 2006, as Exhibit 10.1 to Harmonic’s Current Report on Form 8-K.
Pursuant to Amendment No. 1, the parties agreed to modify certain provisions of the Merger Agreement to, among other things, (i) increase by $2.25 million the amount that Harmonic will deposit into an escrow fund at closing to partially secure the indemnification obligations of Entone for certain specified losses that may be suffered by Harmonic, its officers, directors, affiliates, employees, agents and representatives following the closing of the Merger (as defined in the Merger Agreement), and (ii) clarify the definition and scope of certain indemnifiable losses under the Merger Agreement.
Harmonic currently expects the Merger to close in the first half of December 2006, although there can be no assurances that the Merger will close in that time period, or at all.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMONIC INC. Dated: December 1, 2006
By:	/s/Robin N. Dickson
Chief Financial Officer